Exhibit 10.9

VOTING AGREEMENT AND IRREVOCABLE PROXY

June 20, 2008

ClearPoint Business Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, Pennsylvania 18914

Manufacturers and Traders Trust Company

PA 1 HM41

213 Market Street

Harrisburg, Pennsylvania 17101

Ladies and Gentlemen:

The undersigned (the “Stockholders,” and each a “Stockholder”) understand that ClearPoint Business Resources, Inc., a Delaware corporation (the “Company”), proposes to enter into a Loan Modification and Restructuring Agreement on the date hereof (the “Loan Modification Agreement”) with Manufacturers and Traders Trust Company, a New York commercial state chartered bank (“MTB”), pursuant to which, among other things, the Company shall issue the following warrants to MTB: (i) warrant to purchase 1,200,000 shares of common stock of the Company (“Company Common Stock”) for $0.01 per share, and (ii) warrant to purchase 300,000 shares of Company Common Stock for $1.00 per share (collectively, the “Warrants”). Capitalized terms used without definition in this Voting Agreement (the “Agreement”) shall have the meanings ascribed thereto in the Loan Modification Agreement.

Each Stockholder is the beneficial and record owner of (i) that number of shares of Company Common Stock, (ii) outstanding options, warrants and other rights to acquire shares of Company Common Stock, and (iii) the additional securities of the Company; in each case, as set forth opposite the name of such Stockholder on Schedule I to this Agreement. Each Stockholder, in its capacity as such, is entering into this Agreement in consideration of, and as a condition to, MTB’s willingness to enter into the Loan Modification Agreement and to consummate the transactions contemplated thereby. Each Stockholder shall receive substantial benefits by the Company under the terms of the Loan Modification Agreement.

Each Stockholder confirms its agreement with each of you as follows:

1. Each Stockholder represents, warrants and agrees that (a) Schedule I to this Agreement sets forth the number and type of shares of Company Common Stock (such shares, together with any shares of Company Common Stock acquired by such Stockholder on or after the date of this Agreement, whether by exercise of options, warrants or other derivative securities or otherwise, the “Shares”) and the number and type of shares of Company Common Stock that are issuable upon exercise of outstanding warrants, options or other derivative securities, whether or not exercisable (the “Derivative Securities”), of which such Stockholder is the record or beneficial owner, (b) such Stockholder owns such Shares and Derivative Securities, free and clear of all liens, pledges, charges, encumbrances, voting agreements (other than a voting agreement among the undersigned regarding the election of each to the board of directors of the Company) and commitments of every kind, except for encumbrances imposed by margin accounts maintained by each Stockholder or pledges to investment banks or other third party lenders, and (c) such Stockholder has the power to vote all Shares without restriction and no proxies heretofore given in respect of any or all of the Shares are irrevocable and that any such proxies have heretofore been or are hereby revoked.

2. Each Stockholder agrees that it will not, directly or indirectly, sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Shares, or any interest therein, or any other securities convertible into or exchangeable for Company Common Stock (including the Derivative Securities), or any voting rights with respect thereto or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy) other than (a) encumbrances imposed by margin accounts maintained by each Stockholder or pledges to investment banks or other third party lenders and any other transfers resulting therefrom, (b) transfers to family members of any Stockholder, (c) transfers by operation of law by will or pursuant to the laws of decent or distribution, or (d) with the prior written consent of MTB; provided that, in the case of clauses (b) and (c) such family member or transferee shall become a party to this Agreement subject to its terms and obligations to the same extent as such Stockholder, by executing and delivering to MTB and the Company a counterpart to this Agreement. Each Stockholder hereby agrees to authorize and request the Company to notify its transfer agent that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares. If so requested by MTB, each Stockholder agrees that the certificates representing the Shares shall bear a legend stating that they are subject to this Agreement and to the irrevocable proxy granted in paragraph 5 of this Agreement.

3. Each Stockholder hereby irrevocably and unconditionally waives any right of appraisal, any dissenters’ rights and any similar rights relating to, arising out of or resulting from the issuance of the Warrants (or issuance of shares of Company Common Stock issuable upon the exercise of the Warrant) or any related transaction that Stockholder may have by virtue of any outstanding shares of Company Common Stock owned by Stockholder.

4. At every meeting of the stockholders of Company called, and at every postponement or adjournment thereof, and on every action or approval by written consent of the stockholders of Company, each Stockholder irrevocably agrees to vote any Shares entitled to be voted thereat or to cause any such Shares to be voted: (i) in favor of adoption and approval of this issuance of the Warrants and the shares of Company Common Stock issuable upon the exercise thereof under the applicable NASDAQ rules or any other rule or regulation requiring the approval of stockholders (the “Warrant Approval”); and (ii) against (A) any proposal made in opposition to adoption of the Warrant Approval or in competition or inconsistent with the Warrant Approval or any other transaction contemplated by the Loan Modification Agreement, and (B) any action or agreement that would result in a breach of any representation, warranty, covenant or agreement or any other obligation of Company under the Loan Modification Agreement or Warrants or of such Stockholder under this Agreement.

5. In furtherance of the agreements contained in Section 4 of this Agreement and as security for such agreements, each Stockholder hereby irrevocably appoints James S. Gates,

Regional Manager of M&T Bank (the “Grantee”), as the sole and exclusive attorney-in-fact and proxy of such Stockholder, for and in the name, place and stead of such Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, those Shares that are Company Common Stock (a) in favor of the Warrant Approval, (b) against any matter referred to in Section 4(ii) of this Agreement, and (c) in the discretion of the Grantee, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of Company held in connection with any of the foregoing. Each Stockholder hereby affirms that the irrevocable proxy granted by this Section 5 is given in connection with, and in consideration of, the execution of the Loan Modification Agreement by Company and MTB and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the proxy granted in this Section 5 is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked by a Stockholder. Each Stockholder hereby ratifies and confirms all that the Grantee may lawfully do or cause to be done by virtue hereof. The proxy contained herein with respect to shares of Company Common Stock is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

6. The parties acknowledge and agree that nothing contained in this Agreement shall restrict, limit or prohibit any affiliate of any Stockholder from exercising (in his capacity as an officer or director of Company or any such Person) his fiduciary duties as such an officer or director.

7. Each Stockholder represents and warrants that it has all necessary power and authority to enter into this Agreement and to grant the irrevocable proxy provided for in Section 5, and that this Agreement is the legal, valid and binding agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms.

8. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement.

9. From time to time each Stockholder shall take such further actions as MTB may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

10. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws.

11. Each Stockholder recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause MTB to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each Stockholder agrees that in the event of any such breach, MTB shall be entitled to specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, without the necessity of posting any bond.

12. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Loan Modification Agreement by each of the parties thereto.

13. Except as provided in Section 2(b), each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of law or otherwise. Neither this Agreement, nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any such interests or obligations shall be void.

14. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

The parties have caused this Voting Agreement and Irrevocable Proxy to be duly executed on the date first above written.

/s/ Michael D. Traina
Michael D. Traina

/s/ Christopher Ferguson
Christopher Ferguson

/s/ Vahan Kololian
Vahan Kololian

Acknowledged and Agreed:

CLEAR POINT BUSINESS RESOURCES, INC.

By:	/s/ Michael D. Traina
Name:	Michael D. Traina
Title:	CEO

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	/s/ James S. Gates
Name:	James S. Gates
Title:	Vice-President

SCHEDULE I

Name of Stockholder	Number of Shares of Company Owned	Number of Options and Warrants
Michael D. Traina	3,260,573	30,000
Christopher Ferguson	2,361,313	0
Vahan Kololian	1,204,000	1,580,000